EXHIBIT 99.1

Genesee & Wyoming Provides Second Quarter 2009 Interim Update

GREENWICH, Conn., June 11, 2009/PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI or the Company) (NYSE: GWR) today updated its outlook for the second quarter of 2009.

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Revenue – GWI’s traffic in the second quarter of 2009 through May decreased 5.5% compared with the second quarter of 2008 through May. On a same railroad basis, traffic decreased 21.4%. As a result, the Company now expects second quarter 2009 revenues of approximately $130 million, versus previous expectations of $140 - $145 million.

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Operating Expenses – In response to the revenue decline, the Company has furloughed an additional 70 employees since the end of the first quarter of 2009, bringing the year to date total to 234 employees, or approximately 9% of its workforce. Also, the Company has reduced its active locomotive fleet by an additional 17 units since the end of the first quarter. Currently, 64 locomotives, or approximately 12% of the Company’s locomotive fleet, are stored. The Company now expects an operating ratio between 81% - 83% in the second quarter of 2009, compared with previous expectations of 79%  -  80%.

•	Earnings – GWI now expects second quarter 2009 earnings from continuing operations in the range of $0.35 - $0.37 per diluted share, compared with previous expectations of approximately $0.45.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 63 railroads organized in nine regions, with more than 6,800 miles of owned and leased track and approximately 3,100 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

SOURCE Genesee & Wyoming Inc.

Michael Williams of GWI Corporate Communications

1-203-629-3722

mwilliams@gwrr.com